PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )


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[  ]  Soliciting Material Pursuant to
        ss. 240.14a-11(c) or ss. 240-14a-12



                                AmTec, Inc.
-----------------------------------------------------------------------------
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                                AmTec, Inc.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:    Friday September 24, 1999
Time:    10:00 a.m., EST
Place:   AmTec, Inc.
         599 Lexington Avenue, 44th Floor
         New York, New York 10022-6030


Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of AmTec, Inc. (the "Company") to:

    1.  elect directors;

    2. ratify the appointment of Deloitte & Touche LLP as independent public accountants; and

    3.  conduct any other business properly brought before the meeting.

The record date for the meeting is July 27, 1999. Only stockholders at the close of business on the record date are entitled to vote at the Annual Meeting.

THIS VOTE IS IMPORTANT. ACCOMPANYING THIS NOTICE ARE A PROXY AND A PROXY STATEMENT. PLEASE VOTE NOW BY PROXY EVEN IF YOU PLAN TO ATTEND THE MEETING BY SIGNING, DATING AND MAILING YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

I look forward to seeing you at the meeting.


Sincerely,


Joseph R. Wright, Jr.
Chairman of the Board



                                AMTEC, INC.
                      599 LEXINGTON AVENUE, 44TH FLOOR
                       NEW YORK, NEW YORK 10022-6030
                            --------------------


             PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             SEPTEMBER 24, 1999


                             * * * * * * * * *


         This Proxy Statement is being furnished to the stockholders of the Company in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the Meeting to be held on Friday September 24, 1999 at 599 Lexington Avenue, 44th Floor, New York, New York 10022-6030, or at any and all adjournments thereof.

         This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders on or about September 7, 1999.

         The Company will bear the expenses of this solicitation of proxies. It is expected that only solicitations by mail will be used, except that Directors, Officers or regular employees of the Company may solicit proxies personally, by telephone or by facsimile. The Company may pay brokers and other custodians, nominees and fiduciaries their reasonable expenses for sending proxy materials to principals and obtaining their proxies.

         On July 27, 1999, the outstanding voting securities of the Company consisted of 32,045,468 shares of Common Stock, $0.001 par value per share ("Shares"), each share of which is entitled to one vote. Only shareholders of record at the close of business on July 27, 1999 will be entitled to vote at the meeting.


                                THE MEETING


PURPOSE OF THE MEETING

The Company's common stockholders will be asked at the Annual Meeting to:

    1.  elect directors;

    2. ratify the appointment of Deloitte & Touche LLP as independent public accountants; and

    3.  conduct any other business properly brought before the meeting.


         WITH RESPECT TO THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTORS OF THE COMPANY, YOUR DIRECTORS RECOMMEND THAT YOU VOTE IN FAVOR OF (I.E. "FOR") THEIR ELECTION.

         WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2000, YOUR DIRECTORS RECOMMEND THAT YOU VOTE IN FAVOR (I.E. "FOR") THEIR RATIFICATION.


DATE, PLACE AND TIME

         The Annual Meeting will be held at 599 Lexington Avenue, 44th floor, New York, New York 10022-6030 on September 24, 1999 at 10:00 a.m. EST.


RECORD DATE AND QUORUM

         The record date for the meeting is July 27, 1999. On that date 32,045,468 Shares were outstanding. A majority of those Shares (a quorum) must be present, in person or by proxy, to conduct business at the meeting. Abstentions and broker non-votes are counted as present in determining whether there is a quorum.


VOTE REQUIRED

         You are entitled to one vote for each Share you held of record at the close of business on the record date. Directors are elected by a plurality of votes, which means that the nominees who receive the highest number of votes will be elected. At the Annual Meeting, the six nominees who receive the highest number of votes will be elected as Directors of the Company. Each other matter voted on at the Annual Meeting will be approved if a majority of the outstanding Shares present at the meeting in person or by proxy and entitled to vote thereon, vote in favor of such matter. With respect to the election of Directors, abstentions and broker non-votes are not votes cast and are not counted in determining whether a nominee is elected. With respect to matters other than the election of Directors, abstentions and broker non-votes are treated as shares present or represented and entitled to vote on such matters and thus have the same effect as negative votes. Inspectors of election appointed by the Board will tabulate the votes cast. Any stockholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with the Company a written revocation of the proxy; (b) appearing at the Annual Meeting and casting a vote contrary to that indicated on the proxy; or (c) submitting a duly executed proxy bearing a later date.

PROXY VOTING

         Your proxy card represents the Shares you hold of record. You can authorize the individuals named on your proxy card to vote your shares by signing, dating and mailing your proxy card. Your Shares will then be voted at the meeting as you specify or, if you do not specify a choice, as recommended by the Board. You may revoke your proxy by voting in person at the meeting, or by submitting a written revocation or a later dated proxy that is received by the Company before the meeting.


                           ELECTION OF DIRECTORS

                                (PROPOSAL 1)


         A full board of seven directors will be elected to serve as follows: R. Tim McNamar, Marvin Rosen and Joel Schleicher will serve until the Annual Meeting for the 2003 fiscal year; Michael Wilson and James Lilley will serve until the Annual Meeting for the 2001 fiscal year; and Joseph Wright and Richard Braddock will serve until the Annual Meeting for the 2002 fiscal year, or until their successors are elected and qualified or until the expiration of the respective terms of office of each class. Unless you specify otherwise, your proxy will be voted for the election of the nominees names below, all of whom are now Directors. If any nominee become unavailable, your proxy will be voted for a new nominee designated by the Board unless the Board reduces the number of directors to be elected.

         The nominees for the Board of Directors are:

R. TIM MCNAMAR
Age:              60
First Elected     1996
Experience:       AmTec - President (since 1999) & Vice Chairman (since 1996)
                  International Franchise - Chairman (1995-1997)
                  Oppenheimer & Co. - Managing Director (1991-1994)
                  Bank of New England Corporation - Vice Chairman (1990-1991)
                  Conover & McNamar - Managing Director (1986-1990)
                  U.S. Department of Treasury - Deputy Secretary (1981-1985)


MARVIN S. ROSEN
Age:              58
First Election:   1999
Experience:       Greenberg Traurig, P.A. - Principal Shareholder, Member
                    of the Executive Committee (since 1983)
                  Children's Health Fund - Director (since 1994)
                  Robert F. Kennedy Memorial (Washington, D.C.) - Director
                    (since 1995)
                  Bio-Medical Disposal, Inc. - Director (since 1998)
                  Fusion  Telecommunications  International  - Director
                    (since 1997);  Vice Chairman (since December 1998)
                  Democratic National Committee - Finance Chairman (1995-1997)

JOEL A. SCHLEICHER
Age:              47
First Elected:    August 1999
Experience:       Exp@nets, Inc. - President, Chief Executive Officer and
                    Director (since 1998)
                  ProCommunications, Inc. - President, Chief Executive
                    Officer and Director - 1996 to 1997
                  Nextel Communications, Inc.- Chief Operating Officer,
                    President and Director - 1989 to 1995


         If the proposal is approved and the nominees listed above are elected as Directors, R. Tim McNamar, Marvin Rosen and Mr. Schleicher will serve until the Annual Meeting for the 2003 fiscal year; Michael Wilson and James Lilley will serve until the Annual Meeting for the 2001 fiscal year; and Joseph Wright and Richard Braddock will serve until the Annual Meeting for the 2002 fiscal year. Abstentions, broker non-votes, and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If for any reason any nominee should, prior to the Annual Meeting become unavailable for election as a director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by the Board. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.



             RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

                                (PROPOSAL 2)


         The Board of Directors has appointed Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors for the fiscal year ending March 31, 1999, subject to ratification by the stockholders. Effective December 6, 1996, the Company appointed Deloitte & Touche to replace Singer & Lewak Greenbaum & Goldstein LLP ("Singer Lewak") as the Company's independent auditors.

         The Company did not, during the fiscal year ended March 31, 1996, consult with Deloitte & Touche regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements. A representative of Deloitte & Touche is expected to be present at the Meeting and will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from the Company's stockholders.



               YOUR DIRECTORS RECOMMED A VOTE IN FAVOR OF THE
             APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY'S
      INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.




       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of Common Stock as of March 31, 1999 by : (i) each person known by the Company to beneficially own 5% or more of the outstanding Shares, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their Shares, except to the extent authority is shared by spouses under applicable law. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners:


         NAME OF BENEFICIAL OWNER              NO. OF SHARES      PERCENT (1)
         ------------------------              -------------      -----------

     Joseph R. Wright, Jr. (2)                   6,515,144           21.13%
     R. Tim McNamar (3)                            525,000            1.70%
     Richard S. Braddock (4)                       231,092                *
     James R. Lilley (5)                            78,574                *
     Michael H. Wilson (6)                         125,722                *
     Marvin S. Rosen (7)                         1,276,530            4.14%
     Michael J. Lim (8)                          1,181,900            3.83%
     Albert G. Pastino (9)                         621,057            2.01%
     James F. O'Brien (10)                         446,875            1.45%
     Xiao Jun (11)                                 525,000            1.70%
     All executive officers and
     directors as a group (12)                  11,526,894           37.39%

     Jenny Sun (13)                              5,541,593           17.98%
     Polmont Investments Limited (14)            5,541,593           17.98%
     Occidental Worldwide Corporation (15)       5,541,593           17.98%
     Max Chian Yi Sun (16)                       5,541,593           17.98%

----------------------
*    Less than 1%
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares subject to options currently exercisable, or exercisable within 60 days of March 31, 1999, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.
(2) Includes 42,148 Shares held by Austin Trading Partners, LP, of which Mr. Wright is a limited partner. Also includes options to purchase 6,000,000 Shares. The address of Mr. Wright is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022.
(3) Includes options to purchase 500,000 Shares. The address of Mr. McNamar is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022.
(4) Includes options to purchase 52,500 Shares. The address of Mr. Braddock is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022.
(5) Includes options to purchase 47,500 Shares. The address of Mr. Lilley is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022.
(6) Includes options to purchase 52,500 Shares. The address of Mr. Wilson is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022.
(7) Includes options to purchase 12,500 Shares. The address of Mr. Rosen is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022.
(8) Includes options to purchase 1,125,000 Shares. The address of Mr. Lim is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022.
(9) Includes options to purchase 430,000 Shares. The address of Mr. Pastino is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, NY 10022.
(10) Includes options to purchase 446,875 Shares. The address of Mr. O'Brien is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, NY 10022.
(11) Includes options to purchase 515,000 Shares. The address of Mr. Jun is c/o AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, NY 10022.
(12) Includes options to purchase 9,201,017 Shares
(13) Includes 2,450,000 Shares held by Polmont Investments Limited and 2,797,691 Shares held by Occidental Worldwide Corporation of which Ms. Sun has voting power. It also includes 293,402 Shares currently held by Chian Jeng Sun & Chieh Siong Soon and 500 Shares held by Max Sun. The address of Ms. Sun is 1052 North Beverly Drive, Beverly Hills, CA 90210. The Company believes that Ms. Sun is currently out of compliance with her required filings of Statements of Beneficial Ownership based on available information related to her ownership of the Company's securities.
(14) Includes 2,797,691 Shares held by Occidental Worldwide Corporation and 293,402 Shares currently held by Chian Jeng Sun & Chieh Siong Soon and 500 Shares held by Max Sun. The address of Polmont Investments Limited is c/o Havelet Trust Company, P.O. Box 3136, Road Town, Tortola, British Virgin Islands.
(15) Includes 2,450,000 Shares held by Polmont Investments Limited and 293,402 Shares currently held by Chian Jeng Sun & Chieh Siong Soon and 500 Shares held by Max Sun. The address of Occidental Worldwide Corporation is Mr. Vincent Lim, c/o Rabobank, Shell Tower, 1 Raffles Place, Singapore.
(16) Includes 2,450,000 Shares held by Polmont Investments Limited and 2,797,691 Shares held by Occidental Worldwide Corporation of which Mr. Sun has voting power. It also includes 293,402 Shares currently held by Chian Jeng Sun & Chieh Siong Soon. The address of Mr. Sun is 126 JLN DEDAP, Taman Ampang, Selangor, Malaysia. The Company believes that Mr. Sun is currently out of compliance with his required filings of Statements of Beneficial Ownership based on available information related to his ownership of the Company's securities.



                                 MANAGEMENT

         The directors of the Company currently have terms which will end as follows: Tim McNamar, Marvin Rosen and Joel Schleicher will serve until the Annual Meeting for the 2003 fiscal year; Michael Wilson and James Lilley will serve until the Annual Meeting for the 2001 fiscal year; and Joseph Wright and Richard Braddock will serve until the Annual Meeting for the 2002 fiscal year or until their successors are elected and qualified, subject to their prior death, resignation or removal. Officers are appointed by and serve at the discretion of the Board of Directors, subject to the rights of the officers under their respective employment agreements. There are no family relationships among any of the Company's directors and executive officers. Set forth below is certain information with respect to the directors, director nominees and executive officers of the Company as of July 27, 1999:

        NAME                      AGE                 POSITION
        ----                      ---                 ---------

   Joseph R. Wright, Jr.          60       Chairman of the Board of Directors,
                                           Chief Executive Officer
   R. Tim McNamar                 60       President & Chief Operating
                                           Officer, Corporate Secretary
   Richard S. Braddock            57       Director
   Marvin S. Rosen                58       Director
   James R. Lilley                71       Director
   Michael H. Wilson              61       Director
   Joel A. Schleicher             47       Director
   Karin-Joyce Tjon               37       Vice President - Finance
   Wilfred Chow                   33       Controller & Treasurer
   Xiao Jun                       41       Executive Vice President - AmTec
                                           China


         JOSEPH R. WRIGHT, JR. has served as the Company's Chairman of the Board of Directors since May 1995, Chief Executive Officer since March 1996 and President since May 1996. Mr. Wright also serves as Chairman and member of the Board of GRC International, Inc. a U.S. public company that provides technical information technology support to government and private entities, Co-Chairman of Baker & Taylor Holdings, Inc., an international book and video distribution company, and a member of the Board of PanAm Sat, the largest private satellite operator. From 1989 to 1994, Mr. Wright served as Executive Vice President, Vice Chairman and Director of W. R. Grace & Co., an international chemicals and health care company, President of Grace Energy Corporation and Chairman of Grace Environmental Company. From 1982 to 1989, Mr. Wright held the positions of Director and Deputy Director of the Office of Management and Budget, The White House, and was a member of President Reagan's cabinet. Prior to 1982, he served as Deputy Secretary, United States Department of Commerce, President of Citicorp Retail Services and Retail Consumer Services, held posts in the United States Department of Agriculture and the United States Department of Commerce, and was Vice President and Partner of Booz Allen & Hamilton, a management consulting firm. He is a former member of the President's Export Council and a former member of the Board of Directors of Travelers; Harcourt Brace Janovich; and Hampton University.

         R. TIM MCNAMAR, prior to serving as President and Chief Operating Officer, served as the Company's Vice Chairman of the Board of Directors since September 1996. He was the founder and Chairman of International Franchise, Inc., a firm that specialized in international financial transactions, from 1995 to 1997. He was a Managing Director of Oppenheimer & Co. from 1991 to 1994. Formerly, he was the Vice-Chairman of The Bank of New England Corporation and subsidiaries from 1990 to 1991. Mr. McNamar served as Deputy Secretary of the United States Treasury from 1981 to 1985. He served in the Nixon and Ford Administrations from 1972 to 1977, where he served as the Executive Director of the Federal Trade Commission from 1973 through 1977. Mr. McNamar is also currently a member of the Executive Board of the Bretton Woods Committee, the Board of the Institute of the Americas, and a member of Home EquiVest, LLC.

         RICHARD S. BRADDOCK has served as a Director of the Company since August 1997. He is Chairman and Chief Executive Officer of priceline.com, a position he has held since August of 1998. He has served as the Chairman of True North Communications, Inc. (a public company) from December 1997 to January 1999. He has served as a principal of Clayton, Dubilier & Rice, Inc. from 1994 to 1995 and as the Chief Executive Officer of Medco Containment Services from January 1993 to December 1993. Mr. Braddock held various positions at Citicorp from 1973 through 1992 including that of President and Chief Operating Officer of Citicorp and its principal subsidiary, Citibank, N.A., from January 1990 to November 1992 and as sector executive for worldwide consumer activities from 1985 to 1990. Mr. Braddock served as a director of Citicorp from 1985 to 1992. Mr. Braddock serves on the Board of Directors of E*Trade Group, Inc., Eastman Kodak Company, Cadbury Schweppes plc adr, and priceline.com, all publicly-held companies; and NewSub Services, Inc., Prime Response Ltd. and Walker Digital, all private companies; and of Lincoln Center for the Performing Arts. He is a trustee of the Cancer Research Institute. Mr. Braddock received his bachelors degree from Dartmouth College and his M.B.A from the Harvard Graduate School of Business Administration.

         JAMES R. LILLEY has served as a Director of the Company since May 1997. Ambassador Lilley is currently a resident director at the American Enterprise Institute ("AEI") which he joined in January 1993, and has directed the Institute for Global Chinese Affairs at the University of Maryland since 1996. Prior to his joining AEI, Ambassador Lilley served in President Bush's Administration as the Assistant Secretary of Defense for International Security Affairs from November 1991 to January 1993. Ambassador Lilley was U.S. Ambassador to the People's Republic of China from April 1989 to May 1991, and to the Republic of Korea from 1986 to 1989. Ambassador Lilley is the co-editor of Beyond MFN: Trade with China and American Interests and is the author of the forward for the AEI publication, Chinese Military Modernization. He has represented Hunt Oil of Texas and United Technologies of Hartford, Connecticut in 1979 to 1980. Ambassador Lilley worked for Archer-Daniels-Midland Co. and Westinghouse as a business consultant.

         MICHAEL H. WILSON has served as a Director of the Company since May 1997. He has been Vice-Chairman of RBC Dominion Securities, Inc. in Toronto, Canada since 1995. Prior to 1994, Mr. Wilson held senior Federal Cabinet posts with the Government of Canada in Finance, Industry, Science and Technology and International Trade. Mr. Wilson serves on the Board of Directors of BP Amoco plc, Manufacturers Life Insurance Company and Rio Algom Limited. He is also active in a number of professional and community organizations in Canada and the United States.

         MARVIN S. ROSEN has served as Director of the Company since March 1999. Mr. Rosen is a Principal Shareholder and Member of the Executive Committee of Greenberg Traurig, P.A., a national law firm. From September 1995 through January 1997, Mr. Rosen served as the Finance Chairman of the Democratic National Committee. Mr. Rosen currently serves on the Board of Directors of the Children's Health Fund (New York City) (since 1994), the Robert F. Kennedy Memorial (since 1995), Bio-Medical Disposal, Inc. (since
1998) and Fusion Telecommunications International (since 1997), where he has also been Vice-Chairman since December 1998. Mr. Rosen received his B.S. in Commerce from the University of Virginia, his LL.B. from Dickinson School of Law and his LL.M. in Corporations from New York University Law School.

         JOEL A. SCHLEICHER has served as a Director of the Company since August 1999. Mr. Schleicher has been President and Chief Executive Officer for Exp@nets since June of 1998. Exp@nets is a leading nationwide provider of networked communication solutions to business. His previous communications industry experience started as the Chief Operating Officer, President and Director of Nextel Communications, Inc. from 1989 to 1995 and subsequently with ProCommunications, Inc. from 1996 to 1997. He is a member of the board of directors of NovAtel, Inc., a global GPS provider, since 1997; Fusion Telecommunications, an international long distance service provider, since 1998; and TechTronic Industries, a Hong Kong based manufacturer of consumer appliances, since 1998. Prior to Nextel, Mr. Schleicher spent 10 years in the consumer durables and energy sectors of industry and 4 years with KPMG Peat Marwick in various capacities. He is a graduate from the Carlson School of the University of Minnesota.

         KARIN-JOYCE TJON has served as Vice President of the Company since April 1999 and as Financial Analyst from November 1997 through March 1999. Prior to her joining the Company, Ms. Tjon was Associate Managing Director of Western Pacific Capital Company, a Hong Kong based private equity fund, from 1992 through 1997. She was a merchant banker with Eastern Atlantic Trust of Luxemburg, based in Asia, from 1987 through January 1996, working on a wide variety of financing transactions in the areas of project finance and mergers & acquisitions. Ms. Tjon graduated summa cum laude from Ohio University with a Bachelor's Degree in Management & Organizational Behavior and a M.B.A. in Finance from Columbia University's Graduate School of Business.

         WILFRED CHOW has served as Controller/Treasurer of the Company since June 1999 and as Controller since November 1998. Prior to joining the Company, Mr. Chow was Regional Financial Controller for AWT World Transport (New York) Limited from 1997 to October 1998. From August 1991 to December 1996, Mr. Chow worked for Deloitte & Touche as an auditor in Asia and the United States. Mr. Chow holds a Bachelor's Degree (Honor) from the University of Hong Kong in Economics and is a Certified Public Accountant both in Hong Kong and the U.S.

         XIAO JUN has served as Executive Vice President - AVIC China since December 1995. He also served as a Director from February 1995 through October 1997, the Company's Secretary from February 1995 to January 1996 and as Chief Financial Officer from June 1995 to May 1996. He has been the President of Xiao Hua International, Inc., an international steel trading business based in California since June 1993. He served as the Vice President of ITV from December 1994 to January 1996. From March 1990 to May 1993, Mr. Xiao was the Vice President of Chong Qing Special Metals Industry Co. From 1985 to 1990, Mr. Xiao served as an engineer and project manager at the representative office of IBM China/HK Corp. (Beijing). Mr. Xiao received a bachelor's degree in physics from the Beijing Polytechnic University in 1982.


              COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

         The following tables set forth certain information concerning compensation for the fiscal years ended March 31, 1999, 1998 and 1997 of certain of the Company's executive officers, including the Company's Chief Executive Officer and all executive officers whose total annual salary and bonus exceeded $100,000, (the "Named Executive Officers").



                                                                                                      Long Term
                                                                                                    Compensation
                                                       Annual Compensation                             Awards
                                            ------------------------------------------         -------------------
           Name and                                                       Other Annual        Stock        Options/
      Principal Position          Year     Salary ($)     Bonus ($)       Compensation      Awards ($)     SARS (#)
      ------------------          ----     ----------     ---------       ------------      ----------     --------

Joseph R. Wright, Jr.             1999        483,333                     (2)$35,000
  Chief Executive                 1998        392,967      50,000         (2)$30,000
  Officer(1)                      1997        256,250                     (2)$30,000        $281,250       3,000,000

R. Tim McNamar                    1999        100,000
  Vice Chairman (3)               1998        100,000                     (4)$37,500
                                  1997                                                                       500,000

Michael J. Lim                    1999        307,500                                         50,000
   Executive Vice                 1998        253,417      75,000                                            250,000
   President (5)                  1997        167,333

Albert G, Pastino                 1999        205,000                                         30,000
  Senior Vice                     1998        125,000      50,000                                            467,500
  President, Chief                1997
  Financial Officer &
  Treasurer (6)

James F. O'Brien                  1999        222,916
  Senior Vice                     1998        125,000      50,000                                            467,500
  President, General              1997
  Counsel &
  Corporate Secretary (7)

Xiao Jun                          1999        175,000
  Executive Vice                  1998        175,000
  President-AVIC                  1997        123,958
  China (8)

-----------------

(1) Mr. Wright has served as the Company's Chief Executive Officer since March 14, 1996. He joined the Company as the Chairman of the Board of Directors on May 1, 1995.
(2)      During fiscal 1996, 1997 and 1998, the Company paid approximately
         $30,000 per year on behalf of Mr. Wright for certain personal tax and accounting services rendered by third parties for Mr. Wright.
(3)      Mr. McNamar joined the Company on September 3, 1996 as Vice
         Chairman of the Board of Directors.
(4) Mr. McNamar received 25,000 shares of the Company's Common Stock pursuant to his terms of employment with the Company, such shares having a value of $37,500 at the time of issuance in September
         1997.
(5)      Mr. Lim joined the Company as the Executive Vice President -
         Operations on November 7, 1995 and served as the Company's Chief
         Financial Officer from May 1996 through June 15, 1997. Mr. Lim resigned as of June 30, 1999.
(6)      Mr. Pastino joined the Company as the Senior Vice President and
         Chief Financial Officer on June 16, 1997. He became the Treasurer of the Company on December 8, 1997. Mr. Pastino resigned as of June 30, 1999 on a full-time basis but remains involved with the Company as a Consultant.
(7)      Mr. O'Brien joined the Company as Senior Vice President and
         General Counsel on June 16, 1997. He became the Secretary of the
         Company on May 14, 1998. Mr. O'Brien resigned as of March 31,
         1999.
(8)      Mr. Xiao joined the Company in 1995 as the Executive Vice
         President of AVIC-China.


OPTION AND SAR (AS DEFINED BELOW) GRANTS DURING LAST FISCAL YEAR

         The Company issued 375,000 stock options at fair market value and no SARs to its Named Executive Officers during the fiscal year ended March 31, 1999.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information regarding option exercises by the Named Executive Officers during the fiscal year 1999 and options held by such Named Executive Officers on March 31, 1999:


                                                           Number of Securities           Value of Unexercised
                                                          Underlying Unexercised          In-the-Money Options
                                                        Options at Fiscal Year End       at Fiscal Year End (1)
                                                        --------------------------       ----------------------
                             Shares
                            Acquired        Value
         Name             on Exercise      Realized     Exercisable    Unexercisable   Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------

Joseph R. Wright, Jr.         -               -           6,000,000       200,000     $3,262,500        $112,500
R. Tim McNamar                -               -             500,000             -              -               -
Michael J. Lim                -               -           1,125,000       225,000      1,173,438         142,188
Albert G. Pastino             -               -             430,000       112,500              -          42,188
James F. O'Brien              -               -             446,875        88,125              -               -
Xiao Jun                      -               -             515,000             -        559,488               -

----------------

(1) Based on a per share price of $1.4375, the closing price of the Common Stock as reported on the American Stock Exchange on March
         31, 1999, minus the exercise price of the option, multiplied by the number of shares underlying the Option.



EMPLOYMENT AGREEMENTS

         The Company has entered into employment agreements with two of its executive officers, Messrs. Joseph R. Wright, Jr. which superseded his earlier agreement, and R. Tim McNamar.

         The Company entered into a two year employment agreement dated as of January 1, 1999, with Joseph R. Wright, Jr., pursuant to which Mr. Wright agreed to serve as the Company's Chairman of the Board of Directors, Chief Executive Officer and to operate out of the Company's executive offices located in New York, New York. The agreement provides for an annual base salary of $450,000, ten year options to purchase 200,000 shares of Common Stock at an exercise price of $0.875 (the market price at the date of grant), vesting over a two year period, and a stock award of 100,000 shares of Common Stock.

         On September 6, 1996, the Company entered into a one-year verbal employment agreement with R. Tim McNamar pursuant to which Mr. McNamar will serve as Vice Chairman of the Company. He received 25,000 shares of the Company's Common Stock upon commencing employment. Initially, Mr. McNamar was part time, and negotiated to receive a contingent success fee for financings he introduced or arranged for the Company. On October 1, 1996 Mr. McNamar became a full time employee and waived his rights to any success fees. In his part time capacity, Mr. McNamar was issued an option to purchase 250,000 shares of the Company's Common Stock at an exercise price of $1.50 per share on September 6, 1996. He received an additional option for 250,000 shares at an exercise price of $1.50 per share when he became a full time employee on October 1, 1996. The exercise price of the options were based on the market value of the Common Stock on the date of grant. The Company and Mr. McNamar signed a three-year employment agreement on June 30, 1999 whereby Mr. McNamar will serve as President and Chief Operating Officer of the Company. The agreement provides for a base salary of $150,000 and ten year options to acquire 200,000 shares of the Company's Common Stock at an exercise price at the fair market value of the Company's Common Stock at the date of grant, vesting over a two year period.

         DIRECTORS COMPENSATION

         The Company maintains a policy of compensating its outside directors for serving as members of the Company's Board of Directors. The compensation paid to unaffiliated directors is based on stock grants and stock option grants through the Company's Stock Option Plans.

         As of the date of this Proxy Statement, for their services as Directors of the Company, 10,000 shares of the Common Stock and 57,500 options had been granted to each of Messrs. Braddock and Wilson, and Mr. Lewis has 40,000 options and Mr. Lilley has 52,500 options. When Mr. Rosen joined the Board on March 11, 1999, he received 10,000 shares and options to purchase 10,000 shares at the market price on the day it was granted. He received 7,500 options for his services at the board meetings.

         Directors and Officers Liability Insurance. The Company has obtained directors' and officers' liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $3,000,000. The insurance policy ended April 2, 1999 and was renewed April 12, 1999. The current policy will expire March 31, 2000.

         Indemnification of Officers and Directors. The Company's Certificate of Incorporation and Bylaws designate the relative duties and responsibilities of the Company's officers, establish procedures for actions by directors and stockholders and other items. The Company's Certificate of Incorporation and Bylaws also contain extensive indemnification provisions that will permit the Company to indemnify its officers and directors to the maximum extent provided by Delaware law.

         In addition, the Company has adopted a form of indemnification agreement (the "Indemnification Agreement") which provides the indemnitee with the maximum indemnification allowed under applicable law. The Company has not entered into Indemnification Agreements with any of its directors, executives, employees or consultants as of the date of this Report. Since the Delaware statute is non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

         The Indemnification Agreement provides, in pertinent part, that the Company shall indemnify an indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was a director, officer, key employee or agent of the Company or any subsidiary of the Company. The Company shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The advances paid to the indemnitee by the Company shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from assets of the Company, thereby affecting a stockholder's investment.

         Termination of Employment and Change of Control Agreements. Except as set forth in employment agreements and stock option agreements of certain employees of the Company and its subsidiaries, the Company has no compensatory plans or arrangements which relate to the resignation, retirement or any other termination of an executive officer or key employee with the Company or a change in control of the Company or a change in such executive officer's or key employee's responsibilities following a change in control.


STOCK OPTION PLANS

         As of February 8, 1995, the Company's Board of Directors and stockholders approved the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan") in connection with the closing of the transactions contemplated by the Reorganization Agreement. The Company has reserved up to 500,000 shares of Common Stock for issuance under the 1995 Stock Option Plan. The Company has granted options to purchase up to 385,000 shares of Common Stock under the 1995 Stock Option Plan, 260,000 of which have been exercised as of June 25, 1999.

         The 1996 Stock Option Plan (the "1996 Stock Option Plan" and together with the 1995 Stock Option Plan, the "Stock Option Plans") was adopted by the Board of Directors on March 14, 1996 and by the Company's stockholders on May 7, 1996 and amended on January 1, 1999. The Company has reserved for issuance thereunder an aggregate of 12,000,000 shares of Common Stock. The Company has granted options to purchase up to 9,867,602 shares of Common Stock under the 1996 Stock Option Plan, 10,000 of which have been exercised. Of the 9,867,602 options granted as of the date of this Report, 9,241,994 options have vested, and the remaining 625,608 options may vest subject to certain schedules. The Board of Directors has approved a provision in the 1996 Stock Option Plan which will place a 6,000,000 share limit on the number of options that may be granted under the 1996 Stock Option Plan to an employee in the fiscal year ended March 31, 1996, and a 1,500,000 share limit in each fiscal year thereafter.

         A description of each of the Company's Stock Option Plans is set forth below. The description is intended to be a summary of the material provisions of the Company's Stock Option Plans and does not purport to be complete.

         Administration of and Eligibility Under Stock Option Plans. Each of the Stock Option Plans, as adopted, provides for the issuance of options to purchase shares of Common Stock to officers, directors, employees, independent contractors and consultants of the Company and its subsidiaries. The Stock Option Plans authorize the issuance of incentive stock options ("ISOs"), and non-qualified stock options ("NSOs") and stock appreciation rights ("SARs") to be granted by a committee (the "Committee") to be established by the Board of Directors to administer the Stock Option Plans.

         Subject to the terms and conditions of the Stock Option Plans, the Committee will have the sole authority to determine: (a) the persons ("optionees") to whom options to purchase shares of Common Stock and SARs will be granted, (b) the number of options and SARs to be granted to each such optionee, (c) the price to be paid for each share of Common Stock upon the exercise of such option, (d) the period within which each option and SAR will be exercised and any extensions thereof, and (e) the terms and conditions of each such stock option agreement and SAR agreement which may be entered into between the Company and any such optionee.

         All officers, directors and employees of the Company and its subsidiaries and certain consultants and other persons providing significant services to the Company and its subsidiaries will be eligible to receive grants of options and SARs under the Stock Option Plans. However, only employees of the Company and its subsidiaries are eligible to be granted ISOs.

         Stock Option Agreements. All options granted under the Stock Option Plans will be evidenced by an option agreement or SAR agreement between the Company and the optionee receiving such option or SAR. Provisions of such agreements entered into under the Stock Option Plans need not be identical and may include any term or condition which is not inconsistent with the respective Stock Option Plan and which the Committee deems appropriate for inclusion.

         Incentive Stock Options. Except for ISOs granted to stockholders possessing more than ten percent (10%) of the total combined voting power of all classes of the securities of the Company or its subsidiaries to whom such ownership is attributed on the date of grant ("Ten Percent Stockholders"), the exercise price of each ISO must be at least 100% of the fair market value of the Company's Common Stock as determined on the date of grant. ISOs granted to Ten Percent Stockholders must be at an exercise price of not less than 110% of such fair market value.

         Each ISO must be exercised, if at all, within ten (10) years from the date of grant, but, within five (5) years of the date of grant in the case of ISOs granted to Ten Percent Stockholders.

         An optionee of an ISO may not exercise an ISO granted under the Stock Option Plans so long as such person holds a previously granted and unexercised ISO.

         The aggregate fair market value (determined as of time of the grant of the ISO) of the Common Stock with respect to which the ISOs are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

         As of the date of this Report, ISOs have been granted under the 1995 Stock Option Plan, subject to certain vesting schedules, to purchase up to 385,000 shares of Common Stock, 260,000 of which have been exercised. 375,000 ISOs have an exercise price of $0.3555 per share and 10,000 ISOs have an exercise price of $1.50 per share.

         Further, as of the date of the Report, ISOs have been granted under the 1996 Stock Option Plan, subject to certain vesting schedules, to purchase up to 372,380 shares of Common Stock. These options have the following per share exercise prices: 285,714 shares ($0.35), 76,666 shares ($3.00) and 10,000 shares ($1.50).

         Non-Qualified Stock Options. The exercise price of each NSO will be determined by the Committee on the date of grant. However, the exercise price for the NSOs under the 1995 Stock Option Plan will in no event be less than 85% of the fair market value of the Common Stock on the date the option is granted, or not less than 110% of the fair market value of the Common Stock on the date such option is granted in the case of an option granted to a Ten Percent Stockholder. No such restriction exists with respect to the exercise prices of NSOs granted under the 1996 Stock Option Plan.

         The exercise period for each NSO will be determined by the Committee at the time such option is granted, but in no event will such exercise period exceed ten (10) years from the date of the grant.

         As of the date of this Report, NSOs have been granted under the 1996 Stock Option Plan to purchase up to 9,495,222 shares of Common Stock, subject to certain vesting schedules. These options have exercise prices that range from $0.35 to $3.00.

         Stock Appreciation Rights. Each SAR granted under the Stock Option Plans will entitle the holder thereof, upon exercise of the SAR, to receive from the Company, in exchange therefor, an amount equal in value to the excess of the fair market value on the date of exercise of one share of Common Stock over its fair market value on the date of grant (or in the case of an SAR granted in connection with an option, the excess of the fair market value of one share of Common Stock at the time of exercise over the option exercise price per share under the option to which the SAR relates), multiplied by the number of shares of Common Stock covered by the SAR or the option, or portion thereof, that is surrendered.

         SARs will be exercisable only at the time or times established by the Committee. If an SAR is granted in connection with an option, the SAR will be exercisable only to the extent and on the same conditions that the related option could be exercised. The Committee may withdraw any SAR granted under the Stock Option Plans at any time and may impose any conditions upon the exercise of an SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

         As of the date of this Report, no SARs have been granted pursuant to the 1995 Stock Option Plan and no SARs have been granted under the 1996 Stock Option Plan.

         Termination of Option and Transferability. In general, any unexpired options or SARs granted under the Stock Option Plans will terminate: (a) in the event of death or disability, pursuant to the terms of the option agreement or SAR agreement, but not less than six (6) months or more than twelve (12) months after the applicable date of such event,
(b) in the event of retirement, pursuant to the terms of the option agreement or SAR agreement, but no less than thirty (30) days or more than three (3) months after such retirement date, or (c) in the event of termination of such person other than for death, disability or retirement, until thirty (30) days after the date of such termination. However, the Committee may in its sole discretion accelerate the exercisability of any or all options or SARs upon termination of employment or cessation of services.

         The options and SARs granted under the Stock Option Plans generally will be non-transferable, except by will or the laws of descent and distribution.

         Adjustments Resulting from Changes in Capitalization. The number of shares of Common Stock reserved under the Stock Option Plans and the number and price of Common Stock covered by each outstanding option or SAR under the Stock Option Plans will be proportionately adjusted by the Committee for any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from any stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like event.

         Amendment or Discontinuance of Stock Option Plan. The Board of Directors has the right to amend, suspend or terminate the Stock Option Plans at any time. Unless sooner terminated by the Board of Directors, the 1995 Stock Option Plan and the 1996 Stock Option Plan will terminate on February 8, 2005 and May 7, 2006, respectively, the tenth anniversary date of the effectiveness of each such Stock Option Plan.

REPRICING OF OPTIONS

         In October 1997, the Board of Directors determined to cancel certain existing options issued to two senior vice president, Albert G. Pastino and James F. O'Brien, of the Company as part of a renegotiations of then existing contracts between the Company and the affected executives. As part of the issuance of the new contracts, new options were issued to the two executives at an exercise price which was the prevailing market price of the Company's Common Stock at the time the new grants were made.

         The original contracts, dated June 15, 1997, granted each of the above named two executives an option to purchase 400,000 Shares at $3.00 per share. The revised contracts, dated October 15, 1997, cancelled these options, and the executives were each issued a new option to purchase 467,500 Shares at $2.125. The cancellation of existing options and reissuance of new options at a lower exercise price, which was the then prevailing market price of the Common Stock, was deemed appropriate and equitable to both the executives and the Company since the executives were newly employed and would be inappropriately impacted by the decline of the Common Stock at that time.

BOARD OF DIRECTORS' REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board determines the Company's executive compensation policy and sets compensation for the Chief Executive Officer and all other executive officers of the Company. The policy of the Board is to maintain executive compensation at competitive levels that will permit the Company to attract, motivate and retain individuals with superior managerial abilities. The levels of compensation are intended to reward individual initiative and achievement, while motivating executives of the Company to increase shareholder value by improving performance and profitability of the Company.

         The Board reviews the base salary of Mr. Wright (as well as the other executive officers including the executive officers named in the Summary Compensation Table) annually, considering factors such as corporate progress toward achieving objectives (without reference to any specific performance-related targets) and individual performance experience and expertise. In determining Mr. Wright's overall compensation as well as the compensation of the other executive officers, the Board also reviews certain compensation levels at other companies. Such other companies are not necessarily the same as the companies, in the peer group index in the performance graph section of this Proxy Statement because the Board believes that the Company competes for executive talent with companies in addition to those in its peer group. Additional factors reviewed by the Board in determining appropriate compensation levels for executives including Mr. Wright include subjective factors related to corporate and the executive's individual performance.

         The Compensation Committee adopted a policy during the fiscal year ended March 31, 1998, which places executive compensation under an annual review, by which bonuses and additional option grants, as well as increases to salary, will be based on performance goals as established by the Committee and the individual executives at the commencement of each year of employment. Further, the Committee places the majority of executive compensation in "at-risk" categories, including stock options and performance bonuses. The Committee has adopted a policy by which options granted pursuant to the Company's 1995 and 1996 Option Plans will be issued with exercise prices set at the fair market value of the Common Stock at the time of issue.


                             PERFORMANCE GRAPH

         The following graph indicates AmTec's total return to its shareholders for the period March 29, 1996 to March 31, 1999, as compared to the returns for the Russell Index and a Peer Group. The Peer Group consists of certain companies with stock trading on United States stock exchanges, and which engage in business exclusively in China. The information contained in this graph is not necessarily indicative of AmTec's future performance.


                         1996          1997             1998          1999
                         ----          ----             ----          ----

  AmTec, Inc.          $ 100.00       $  58.30       $  14.39      $  17.42
  Russell 2000         $ 100.00       $ 103.56       $ 145.32      $ 120.21
  Peer Group           $ 100.00       $  59.52       $  75.85      $  39.52

--------------
NOTE:
Comparative total returns assumes $100 invested at the close of trading on the last day preceding the first day of the fiscal year in AmTec common stock, the Russell 2000 Index and the Peer Group. The cumulative total return assumes reinvestment of dividends.



                       BOARD MEETINGS AND COMMITTEES

         During the fiscal year ended March 31, 1999, the Board of Directors of the Company met four times. Except for Liang Jiangli, who did not attend one Board meeting of two scheduled during his tenure during the fiscal year ended March 31, 1999, no incumbent member who was a director during the past fiscal year attended fewer than 75% of the aggregate of all the meetings of the Board of Directors and all meetings of the committee of the Board of Directors on which he served.

         The Company's Audit Committee reviews the scope of the audit and other accounting related matters. During the fiscal year ended March 31, 1999, Michael H. Wilson was the Chairman of the Audit Committee and James
R. Lilley and R. Tim McNamar were members of the Committee. The Company also has a Compensation Committee chaired by Richard S. Braddock. Drew Lewis and Joseph R. Wright, Jr. served as members of the Compensation Committee during the fiscal year ending March 31, 1999. The Compensation Committee had two telephonic meetings during the fiscal year ending March 31, 1999. The Audit Committee had two meetings during the fiscal year ended March 31, 1999. There are no other committees of the Board of Directors.


          SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and certain of its officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company and the representations made by the reporting persons to the Company, the Company believes that during the fiscal year ended March 31, 1999, its directors, officers and 10% stockholders with the exception of Jenny Sun and Max Sun complied with all filing requirements under Section 16(a) of the Exchange Act.

                           STOCKHOLDER PROPOSALS

         Stockholders are advised that any stockholder proposal, including nominations to the Board of Directors, intended for consideration at the annual meeting for the fiscal year ended March 31, 2000 ("2000 Annual Meeting") must be received by the Company no later than April 7, 2000 to be included in the proxy material for the 2000 Annual Meeting. It is recommended that stockholders submitting proposals direct them to Karin-Joyce Tjon, Vice President of the Company, and utilize certified mail, return-receipt requested, in order to ensure timely delivery.

                             OTHER INFORMATION

         Management does not know of any items other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other item or proposal that may properly come before the meeting including voting on a proposal omitted form this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

         The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by authority.

                                                          R. TIM MCNAMAR
                                                          Secretary

New York, New York
September 7, 1999

                          ------------------------

  THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED MARCH 31, 1999, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATION OF PROXIES.

                                    ------------------------


                                AMTEC, INC.

           PROXY FOR MEETING OF STOCKHOLDERS, SEPTEMBER 24, 1999

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Joseph R. Wright, Jr. and R. Tim McNamar, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated below, all shares of common stock of AmTec, Inc. (the "Company") held of record by the undersigned on March 31, 1999 at the Meeting of Stockholders to be held on September 24, 1999 at 10:00 A.M. or any and all adjournments thereof.

    1.  ELECTION OF DIRECTORS:

        (   )     FOR all nominees listed below (except as marked to the
                  contrary below).

        (   )     WITHHOLD AUTHORITY to vote for all nominees listed below.

                  (INSTRUCTION: TO WITHHOLD TO VOTE FOR ANY NOMINEE, DRAW A LINE THROUGH SUCH NOMINEE'S NAME.):

                                    Joseph R. Wright, Jr.
                                    R. Tim McNamar
                                    James R. Lilley
                                    Michael H. Wilson
                                    Richard S. Braddock
                                    Marvin S. Rosen
                                    Joel A. Schleicher

    2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2000.

        (   )   FOR

        (   )   AGAINST

        (   )   ABSTAIN


    3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly be brought before the Meeting and all adjournments thereof.


THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR EACH OF PROPOSAL 1, 2, 3 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY AND ALL ADJOURNMENTS THEREOF. IN THE EVENT ANY OF THE NOMINEES IS UNAVAILABLE FOR ELECTION OR UNABLE TO SERVE, THE SHARES REPRESENTED BY THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS.



                                   Dated:  ______________, 1999


                                   Signature


                                   (Signature, if held jointly)


                                   Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized partner.


           PLEASE PROMPLY MARK, SIGN, DATE, AND RETURN THIS PROXY
                        USING THE ENCLOSED ENVELOPE.